Exhibit 4.1
EXECUTION COPY

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 14, 2011, between Clear Channel Communications, Inc., a Texas Corporation (the “Issuer”), and Wilmington Trust FSB, a federal savings bank, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 23, 2011, providing for the issuance an unlimited aggregate principal amount of 9.00% Priority Guarantee Notes due 2021 (the “Notes”);

WHEREAS, Section 2.01 of the Indenture provides that additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Issuer and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $750,000,000 in aggregate principal amount of additional Notes, having identical terms as the Initial Notes (the “Additional Notes”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Additional Notes.  As of the date hereof, the Issuer will issue, and the Trustee is directed to instruct Deutsche Bank Trust Company Americas, as authentication agent, to authenticate and deliver the Additional Notes under the Indenture, having terms substantially identical in all material respects to the Initial Notes, at an issue price of 93.845% plus accrued interest from February 23, 2011 through the date of delivery.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture.  For all purposes of the Indenture and the Security Documents, the term “Notes” shall include the Additional Notes.

(3)           Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(4)           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(5)           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Thomas W. Casey
Name: Thomas W. Casey
Title: Office of the Chief Executive Officer
Executive Vice President and Chief Financial Officer

Signature Page to Supplemental Indenture

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Assistant Vice President

Signature Page to Supplemental Indenture